ENERGY TRANSFER PARTNERS ANNOUNCES QUARTERLY CASH DISTRIBUTION AND 2016 CAPITAL EXPENDITURE UPDATE

•	Fourth quarter distribution of $1.055 per unit, consistent with prior quarter

•	No expectation for public debt or equity capital markets issuances in 2016

•	2016 growth capital expenditures to be reduced by at least $750 million

•	Earnings to be released February 24

DALLAS – January 27, 2016 - Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP” or the “Partnership”) today announced its quarterly distribution for the fourth quarter ended December 31, 2015, and updates to its 2016 capital expenditures and funding requirements.

Quarterly Distribution

ETP will pay a quarterly distribution of $1.055 per ETP common unit ($4.22 per unit annualized) for the quarter ended December 31, 2015. The quarterly distribution of $1.055 per unit is the same as the distribution for the third quarter of 2015. The cash distribution will be paid on February 16, 2016, to unitholders of record as of the close of business on February 8, 2016.

2016 Capital Expenditure Update

ETP has identified approximately $750 million of 2016 growth capital expenditures that can be reduced in 2016. As of today, ETP’s current growth capital funding estimates for 2016 are $4.2 billion, compared to $4.95 billion that ETP projected at its November 17, 2015, Analyst Day meetings.

In addition, ETP is evaluating project financing of the Bakken Pipeline. This measure would materially reduce the direct spending required for this project and would substantially further reduce ETP’s and Sunoco Logistics Partners’ (NYSE: SXL) 2016 growth capital funding requirements.

Financing Update

With the expected closing of the previously announced dropdown of the remaining interest in Sunoco, LLC and the legacy Sunoco retail business to Sunoco LP in late February, the outstanding balance of ETP’s $3.75 billion revolver will be close to zero. As a result, ETP does not expect the need to access the fixed income market in 2016.

The $750 million reduction in 2016 growth capital funding, along with other related asset sales, is expected to eliminate the need for ETP common equity issuances in 2016.

Together with Energy Transfer Equity, L.P.’s (NYSE: ETE) recent agreement to extend the $95 million annual management fee paid to ETP through 2016, these actions are fully consistent with maintaining ETP’s investment grade ratings. ETP also continues to foresee significant EBITDA growth in 2017 from the completion of its project backlog.

Earnings Release and Earnings Call Dates

ETP expects to release earnings for the fourth quarter of 2015 on Wednesday, February 24, 2016, after the market closes. ETP and ETE, which owns the general partner of ETP, will conduct a joint conference call on Thursday, February 25, 2016, at 8:00 a.m. Central Time to discuss their quarterly results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com. The call will also be available for replay on Energy Transfer’s web site for a limited time.
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP(NYSE: SUN) and approximately 2.6 million ETP Common Units, approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and the IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL), and 100 ETP Class I Units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. Additionally, ETP owns fuel distribution and retail marketing assets and approximately 50.8% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

This release serves as qualified notice to nominees as provided for under Treasury Regulation section 1.1446-4(b)(4) and (d). Please note that 100 percent of Energy Transfer Partners, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer Partners, L.P.’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

The information contained in this press release is available on our web site at www.energytransfer.com.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Lyndsay Hannah
214-840-5477 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

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